1 EIGHTH AMENDMENT TO LEASE AGREEMENT THIS EIGHTH AMENDMENT TO LEASE AGREEMENT (this “Eighth Amendment”) is made as of the 21st day of July 2021 (the “Effective Date”), by and between Wharton Lender Associates, LP, a Pennsylvania limited partnership (“Landlord”), and Krystal Biotech, Inc., a Delaware corporation, formerly known as Krystal Biotech, LLC, a California limited liability company (“Tenant”). WITNESSETH: WHEREAS, by Lease dated May 26, 2016 (the “Original Lease”), as amended by First Amendment to Lease Agreement dated July 26, 2016, Second Amendment to Lease Agreement dated February 27, 2017, Third Amendment to Lease Agreement dated May 31, 2018 (the “Third Amendment”), Fourth Amendment to Lease Agreement dated October 22, 2018, (the “Fourth Amendment”), Fifth Amendment to Lease Agreement dated December 10, 2018 (the “Fifth Amendment”), Sixth Amendment to Lease Agreement/First Amendment to Storage Space Agreement dated January 13, 2021 (the “Sixth Amendment”) Seventh Amendment to Lease Agreement dated May 11, 2021 (the “Seventh Amendment”) and Reimbursement Agreement dated June 3, 2021 (the “Reimbursement Agreement”) (the Original Lease as amended, collectively, the "Lease"), Landlord currently leases to Tenant and Tenant currently leases from Landlord certain premises consisting of a total of 33,873 rentable square feet (the “Current Premises”) located in that certain building known as 2100 Wharton Street, Pittsburgh, Pennsylvania (the “Building”), being comprised of 10,978 rentable square feet on the 7th Floor of the Building, and 16,892 rentable square feet on the 3rd floor of the Building, and 6,003 rentable square feet on the 6th Floor of the Building; and WHEREAS, pursuant to the Seventh Amendment, Tenant has leased from Landlord and Landlord has leased to Tenant an additional 7,578 rentable square feet of office space located on the 7th Floor of the Building (the “Seventh Floor Additional Space”): and WHEREAS, Landlord and Tenant now desire to amend the Lease to: (i) lease to Tenant an additional 2,270 rentable square feet of space located on the 6th Floor of the Building, known as Suite 625A, as outlined on Exhibit “A” attached hereto and made a part hereof (the “Sixth Floor Additional Space”), thereby increasing Tenant’s rentable area of space in the Building to a total of 43,721 rentable square feet of space in the Building; and (ii) modify certain other terms of the Lease, all in accordance with the terms and provisions hereof. NOW THEREFORE, the parties hereto, in consideration of the mutual premises contained herein, and intending to be legally bound hereby, do covenant and agree as follows: 1. Recitals. The foregoing preamble is incorporated by reference herein as if set forth at length. Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Lease. All references herein to the Lease shall include this Eighth Amendment. 2. Sixth Floor Additional Space.

(a) Commencing as of the Effective Date hereof, the Sixth Floor Additional Space shall become part of the Premises, accordingly, the Term of the Lease for the Sixth Floor Additional Space and Tenant's obligation to pay Fixed Rent and additional rent for the Sixth Floor Additional Space shall commence on the Effective Date hereof. Accordingly, effective as of the Effective Date until the Seventh Floor Additional Space Commencement Date (as defined in Section 4 of the Reimbursement Agreement), "Premises" shall mean 36,143 rentable square feet in the Building. Effective as of the Seventh Floor Additional Space Commencement Date, Premises shall mean 43,721 rentable square feet in the Building.

(b) Sixth Floor Additional Space Utilities, Janitorial and Cleaning. Notwithstanding anything to the contrary contained in the Lease, Tenant shall be responsible, at Tenant's sole cost and expense, for providing: (i) cleaning and janitorial services in a first class manner and keeping with the standards of the Building, including, but not limited to garbage and rubbish removal on a daily basis and the costs of dumpsters and services thereof for the Sixth Floor Additional Space; and (ii) all extraordinary utilities usage, costs and expenses (e.g., above standard office usage) used in the Sixth Floor Additional Space.

(c) Use of Sixth Floor Additional Space. Notwithstanding anything to the contrary contained in the Lease, Tenant shall be permitted to use the Sixth Floor Additional Space for general office and/or warehouse use (including inventory storage), and Tenant shall be permitted to install workstations therein, provided that no more than fifty percent (50%) of floor area comprising the Sixth Floor Additional Space shall be used for such workstations, at Tenant's sole cost and expense, subject in all respects to the terms and conditions set forth in the Lease.

3. Fixed Rent.

(a) Fixed Rent for the Sixth Floor Additional Space. Commencing on the Effective Date hereof and thereafter until the Expiration Date (as defined in Section 4 of the Seventh Amendment), Tenant shall pay Landlord Fixed Rent for the Sixth Floor Additional Space pursuant to the terms of the Lease and in accordance with the following table at the annual rates as follows:

LEASE PERIOD	PORTION OF PREMISES	$PER RENTABLE SQ FT	MONTHLY FIXED RENT INSTALLMENT	ANNUAL FIXED RENT AMOUNT
Effective Date hereof – 2/28/22	2,270 rsf Sixth Floor Additional Space	20.00	$3,783.33	$45,400.00
3/1/22 – 2/28/23	2,270 rsf Sixth Floor Additional Space	20.40	$3,859.00	$46,308.00
3/1/23 – 2/29/24	2,270 rsf Sixth Floor Additional Space	20.81	$3,936.56	$47,238.70
3/1/24 – 2/28/25	2,270 rsf Sixth Floor Additional Space	21.23	$4,016.01	$48,192.10
3/1/25 – 2/28/26	2,270 rsf Sixth Floor Additional Space	21.65	$4,095.46	$49,145.50

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3/1/26 – 2/28/27	2,270 rsf Sixth Floor Additional Space	22.08	$4,176.80	$50,121.60
3/1/27– 2/29/28	2,270 rsf Sixth Floor Additional Space	22.52	$4,260.03	$51,120.40
3/1/28 – 2/28/29	2,270 rsf Sixth Floor Additional Space	22.97	$4,345.16	$52,141.90
3/1/29 – 2/28/30	2,270 rsf Sixth Floor Additional Space	23.43	$4,432.18	$53,186.10
3/1/30 – 2/28/31	2,270 rsf Sixth Floor Additional Space	23.90	$4,521.08	$54,253.00
3/1/31 – Expiration Date	2,270 rsf Sixth Floor Additional Space	24.38	$4,611.88	$55,342.60

(b) Fixed Rent for the Current Premises. From the Effective Date hereof until the Expiration Date, Tenant shall continue to pay Fixed Rent for the Current Premises being 33,873 rentable square feet (consisting of 10,978 rentable square feet on the 7th Floor and 16,892 rentable square feet on the 3rd floor and 6,003 rentable square feet on the 6th floor) in accordance with the terms of the Original Lease, Third Amendment, Fourth Amendment, Fifth Amendment, Sixth Amendment and Seventh Amendment.

(c) Fixed Rent for the Seventh Floor Additional Space. Commencing on the Seventh Floor Additional Space Commencement Date until the Expiration Date, Tenant shall pay Fixed Rent for the Seventh Floor Additional Space being 7,578 rentable square feet on the 7th floor, in accordance with the terms of the Original Lease and the Seventh Amendment.

All Fixed Rent shall be payable in equal monthly installments in advance on the first day of each month during the Term without demand, notice, offset or deduction.

4. Tenant's Share; Tenant's Percentage. Commencing as of the Effective Date hereof and continuing until the Seventh Floor Additional Space Commencement Date, "Tenant's Percentage" as defined in Paragraph 1.L. of the Original Lease and "Tenant's Share", as defined in Paragraph 4.A.(ii) of the Original Lease shall mean "15.98%" and all references in the Lease to "Tenant's Share and "Tenant's Percentage" shall mean "15.98%". Commencing on the Seventh Floor Additional Space Commencement Date, "Tenant's Percentage" as defined in Paragraph 1.L. of the Original Lease and "Tenant's Share", as defined in Paragraph 4.A.(ii) of the Original Lease shall mean "19.33%", and all references in the Lease to "Tenant's Share" and "Tenant's Percentage" shall mean "19.33%".

5. Condition of the Premises. Notwithstanding anything contained in the Lease to the contrary: (i) Landlord shall deliver the Sixth Floor Additional Space to Tenant and Tenant accepts delivery and possession of the Sixth Floor Additional Space in their current "as-is" where-is condition; and (ii) Tenant shall perform, at Tenant's sole cost and expense, all other work and modifications to the Sixth Floor Additional Space that are required, necessary or desired, subject to, and in accordance with, the terms of the Lease.

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4 6. Vehicle Parking. Section 10 of the Seventh Amendment is hereby deleted in its entirety and replaced with the following (to be effective as of the Effective Date hereof): "Subject to the Parking Rules set forth in Exhibit B to the Original Lease, as modified by Landlord from time to time (the "Rules"), Tenant shall be entitled to use up to one hundred (100) unreserved parking spaces in the parking facility of the Property, at the rate of One Hundred Forty and 00/Dollars ($140.00) per month per parking space. Tenant shall pay Landlord, as additional rent, without demand, notice, offset or deduction, the foregoing rate per parking space per month for each month of the remainder of the Term hereof for each of the parking spaces utilized by Tenant. Notwithstanding the foregoing, so long as Tenant is not in material default under the terms of the Lease beyond the expiration of all applicable notice and cure periods, if any, twenty-eight (28) of the foregoing unreserved parking spaces shall be provided at no charge. Landlord shall use commercially reasonable efforts to accommodate Tenant’s future parking spaces requirements, subject to availability of parking spaces (the “Additional Spaces”) and pursuant to the Rules, at the then current prevailing rate per month per parking space. Tenant shall pay Landlord, as additional rent, without demand, notice, offset or deduction, the then current prevailing rate(s) per parking space per month for each month of the Term for each of the Additional Spaces used, utilized or requested by Tenant.” 7. Broker. Landlord and Tenant each hereby represents and warrants to the other that it has not dealt with any real estate broker, sales person, or finder in connection with this Eighth Amendment except for Landlord's Broker, CBRE, Inc. (“Broker”). Landlord shall be responsible for the payment of any commission or other fees owed to the Broker based upon Landlord's separate agreement with such Broker. Landlord and Tenant each agree to indemnify and hold harmless the other party and their respective agents and employees, from and against any and all liabilities and claims for commissions and fees arising out of a breach of the foregoing representation (including without limitation, any other broker claiming to have been engaged by such indemnifying party in connection with this Eighth Amendment). 8. Full Force and Effect. Except as specifically set forth herein, the terms, covenants and conditions of the Lease shall remain in full force and effect. The Lease and this Eighth Amendment shall not be further modified or amended, except in writing signed by both Landlord and Tenant. This Eighth Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein and there are no other rights, including but not limited to, any renewals, extensions, expansions, purchases, rights of first refusal, allowances, etc., granted to Tenant other than those expressly set forth in the Lease that have not been deleted or otherwise nullified or this Eighth Amendment. Landlord and Tenant hereby ratify and affirm all of the remaining terms and conditions of the Lease not modified or supplemented by this Eighth Amendment. 9. Provisions Binding. All rights and liabilities herein given to or imposed upon the parties to this Eighth Amendment shall extend to and be binding upon and inure to the benefit of, the parties hereto and their respective successors and assigns.

5 10. Confidentiality. Tenant agrees that it shall maintain in confidence and shall not divulge to any third party (except to its employees, brokers, attorneys, accountants or other professional service providers as needed, or as may otherwise be required by the Securities and Exchange Commission or applicable law) any of the items, covenants and conditions of the Lease and this Eighh Amendment, including without limitation, any information related to the rental rate, the length of the Term, and any other terms and conditions thereof. Tenant further agrees to take commercially reasonable precautions to prevent the unauthorized disclosure of any such information to any third parties. Tenant’s obligations under this Section 10 shall survive the termination of the Lease. 11. Counterparts; Delivery. This Eighth Amendment may be executed in any number of counterparts, and by each of the parties on separate counterparts, each of which, when so executed, shall be deemed an original, but all of which shall constitute but one and the same instrument provided that all parties execute and deliver a counterpart to the other party. Delivery of an executed counterpart of this Eighth Amendment by electronic delivery shall be equally as effective as delivery of a manually executed counterpart of this Eighth Amendment. [SIGNATURE PAGE FOLLOWS]

6 IN WITNESS WHEREOF, the parties hereto have executed this Eighth Amendment to Lease Agreement on the day and year set forth below. LANDLORD: WHARTON LENDER ASSOCIATES, LP, a Pennsylvania Limited Partnership By: WHARTON LENDER PROPERTIES, LLC, a Pennsylvania Limited Liability Company, its General Partner By: Name: Title: Date: July ___, 2021 TENANT: KRYSTAL BIOTECH INC., a Delaware corporation By: Name: Title: Date: July ___, 2021           Larry Walsh COO 22

EXHIBIT "A" Sixth Floor Additional Space

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